TCI
TCI INTERNATIONAL, INC.

Notice of Annual Meeting of STOCKholders
To be held February 10, 1998

To Our Stockholders:

     You are cordially invited to attend the Annual Meeting of Stockholders of TCI International, Inc. which will be held at the Sheraton Inn - Sunnyvale, 1100 N. Mathilda Avenue, Sunnyvale, California at 8:30 a.m. on February 10, 1998 for the following purposes:

     1. To elect two Class II directors to serve until the 2001 Annual Meeting or until their successors have been elected and qualified;

     2. To ratify the selection of KPMG Peat Marwick LLP as independent public accountants for the fiscal year ending
September 30, 1998; and

     3. To act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on January 5, 1998 as the record date for determining those stockholders who will be entitled to vote at the meeting.
The stock transfer books will not be closed between the record date and the date of the meeting.

     Representation of at least a majority of all outstanding shares of Common Stock of TCI International, Inc. is required to constitute a quorum. Accordingly, it is important that your shares be represented at the meeting. whether or not you plan to attend the meeting, please complete, date and sign the enclosed proxy card and return it in the enclosed envelope. Your proxy may be revoked at any time prior to the time it is voted.

     Please read the proxy material carefully. Your vote is important and the Company appreciates your cooperation in considering and acting on the matters presented.


Very truly yours,



John W. Ballard
President

Sunnyvale, California
January 9, 1998


Stockholders Should Read the Entire Proxy Statement
Carefully Prior to Returning Their Proxies


PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS

To Be Held February 10, 1998

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of TCI International, Inc., a Delaware corporation, of proxies to be voted at the Annual Meeting of Stockholders to be held at 8:30 a.m. on February 10, 1998 at the Sheraton Inn - Sunnyvale, 1100 N. Mathilda Avenue, Sunnyvale, California, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. TCI International, Inc. is a holding company which has three operating subsidiaries, Technology for Communications International ("TCI"), BR Communications ("BR") and TCI Wireless, Inc. ("TCIW"). Unless the context otherwise indicates, the term "Company" as used herein refers to TCI International, Inc. and its consolidated subsidiaries. This Proxy Statement and the proxy card were first mailed to stockholders on or about January 12, 1998.


VOTING rights AND SOLICITATION

     The close of business on January 5, 1998 was the record date for stockholders entitled to notice of, and to vote at, the Annual Meeting. As of that date, TCI International, Inc. had 3,202,815 shares of common stock (the "Common Stock") issued and outstanding (excluding Treasury Stock held by the Company). All such shares of the Common Stock outstanding on the record date are entitled to vote at the Annual Meeting, and stockholders of record entitled to vote at the meeting will have one (1) vote for each share on the matters to be voted upon.

     Shares of the Common Stock represented by proxies in the accompanying form, which are properly executed and returned to the Company, will be voted at the Annual Meeting of Stockholders in accordance with the stockholders' instructions contained therein. In the absence of contrary instructions, shares represented by such proxies will be voted FOR the election of each director as described herein under "Proposal 1 - Election of Directors" and For ratification of the selection of accountants as described herein under "Proposal 2 Ratification of Selection of Independent Public Accountants." Management does not know of any matters to be presented at this Annual Meeting other than those set forth in this Proxy Statement and the Notice accompanying this Proxy Statement. If other matters should properly come before the meeting, the proxy holders will vote on such matters in accordance with their best judgment. Any stockholder has the right to revoke his or her proxy at any time before it is voted by delivering to the Secretary of the Company a written notice of revocation, or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

     Assuming a quorum is present, the two nominees for Directors receiving the greatest number of votes cast at the meeting will be elected. The affirmative vote of a majority of the shares represented at the meeting is required to ratify the selection of the auditors for the Company. Abstentions and broker non-votes are each included in the determination of the number of shares present for quorum purposes. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

     The entire cost of soliciting proxies will be borne by the Company. Proxies will be solicited principally through the use of mail, but, if deemed desirable, may be solicited personally or by telephone, telegraph or special letter by officers, and regular Company employees for no additional compensation. Arrangement may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of the Company's Common Stock, and such persons may be reimbursed for their expenses.



Proposal 1

Election of Directors

     The members of the Board of Directors of TCI
International, Inc. are classified into three classes, one of which is elected at each Annual Meeting of Stockholders to hold office for a three-year term, or until successors of such class have been elected and qualified. The nominees for the Board of Directors are set forth below. The proxy holders intend to vote all proxies received by them in the accompanying form FOR the nominees for Director listed below. In the event that any nominee is unable or declines to serve as a Director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees listed below. As of the date of this Proxy Statement, the Board of Directors is not aware of any nominee who is unable or will decline to serve as a Director.


Nominees to Board of Directors


                                                     Class and Year
                                                     in which Term
Name                   Principal Occupation          Will Expire         Age

John W. Ballard        President and CEO of          Class II; 2001      64
                       TCI International, Inc

Hamilton W. Budge      Retired. Of counsel to        Class II; 2001      69
                       Brobeck, Phleger & Harrison


     John W. Ballard, a founder of TCI, became a Director of TCI in 1968 and has been its President since 1974. From TCI's founding until 1974 he served as Executive Vice President and General Manager. He has been President and Chief Executive Officer and a Director of the Company since 1987. Mr. Ballard is a member of the Stock Option Committee. Mr. Ballard is the father of John W. Ballard III, General Manager of the Company.

     Hamilton W. Budge is of counsel to Brobeck, Phleger &
Harrison LLP, the Company's general counsel. He was a Director of TCI from 1968 until 1987, and became a Director of the Company in 1987. Mr. Budge is a member of the Compensation Committee. He is also a Director of Pope &
Talbot, Inc.


Directors Not Standing For Election

                                                           Class and Year
                                                Director   in which Term
Name                   Principal Occupation     Since      Will Expire         Age

Asaph H. Hall          Retired                  1992       Class I; 2000       64

E. M. T. Jones         Retired. Chairman of
                       the Board of
                       TCI International, Inc.  1987       Class I; 2000       73

Slobodan Tkalcevic     Vice President of
                       Advanced Development of
                       TCI International, Inc.  1996       Class I; 2000       44

John W. Ballard III    General Manager of
                       TCI International, Inc.  1996       Class III; 1999     39

Donald C. Cox          Professor, Electrical
                       Engineering,
                       Stanford University      1995       Class III; 1999     60

C. Alan Peyser         President and CEO of
                       Cable & Wireless, Inc.   1995       Class III; 1999     64


     Asaph H. Hall, from 1991 to 1994, was Corporate Vice President-Information Systems and Administrative Services at General Dynamics, and from 1984 to 1991 was General Manager of General Dynamics Data Systems Division. Mr. Hall has held various other positions at General Dynamics since 1977. He serves on the Compensation Committee and Audit Committee.

     E.M.T. Jones, a founder of TCI, has been Chairman of the Board of the Company since 1990. From 1985 to 1990, Dr. Jones served as Vice President, Development of TCI. From 1974 to 1985 he was Executive Vice President of TCI. From 1968 to 1974 Dr. Jones served as Vice President, Engineering of TCI. He has been a Director of TCI since 1968 and of the Company since 1987. Dr. Jones is a member of the Stock Option Committee.

     Slobodan Tkalcevic joined the Company in 1978. He was named Senior System Engineer in 1986, became Technical
Advisor to General Manager in 1990, and has served as the Company's Vice President for Advanced Development since 1993.

     John W. Ballard III joined the Company in 1988 serving in numerous capacities in the Engineering and Administration Departments of the Information System Division. In 1990, he was appointed Deputy General Manager and later was appointed Vice President and General Manager of the Information System Division. In 1992, he was appointed President of BR Communications. In 1993, he was appointed Chief Financial Officer, Chief Operating Officer, and Vice President and General Manager of the Company. John W. Ballard III is the son of John W. Ballard, President and CEO of the Company.

     Donald C. Cox, a professor of Electrical Engineering at Stanford University, has held the Harold Trap Friis Professor of Engineering chair since 1993 and is the Director of Stanford's Center for Communications. From 1991 to 1993, he was Executive Director of Radio Research Department, Bellcore. Dr. Cox is a member of the Audit Committee and the Compensation Committee.

     C. Alan Peyser was the President and CEO of Cable and Wireless, Inc. from 1993 to 1997. He was the President of Cable and Wireless, Inc. from 1980 to 1993. He has been a Director of Cable and Wireless since 1981. Mr. Peyser also serves as a Director of Network Imaging, CWI and Spaceworks. Mr. Peyser is a member of the Audit Committee.


BOARD MEETINGS AND COMMITTEES

     The Board of Directors of the Company held a total of four meetings during the fiscal year ended September 30, 1997. Each Director attended (during the period that he served) at least 75% of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees of the Board on which he served.

     The Company has an Audit Committee, a Compensation
Committee and a Stock Option Committee of the Board of Directors. There is no nominating committee or committee performing the functions of a nominating committee.

     The Audit Committee meets with the Company's financial management and its independent public accountants and reviews internal control conditions, audit plans and results, and financial reporting procedures. This Committee, which currently consists of Messrs. Hall, Peyser and Cox, held three meetings during the Company's last fiscal year.

     The Compensation Committee reviews and approves the Company's compensation arrangements for key employees. This
Committee, which currently consists of Messrs. Budge, Cox and Hall, held one meeting during the last fiscal year.

     The Stock Option Committee has responsibility for administering the Company's 1981 Stock Option Plan with respect to all individuals in the Company's employ or service, other than the Company's executive officers. This Committee currently consists of Messrs. Ballard and Jones. The Stock Option Committee did not meet during the last fiscal year. The Board of Directors has responsibility for administering the 1981 Stock Option Plan with respect to the Company's executive officers and met once during the Company's last fiscal year for purposes of making option grants under the 1981 Stock Option Plan.



Director remuneration

     Each non-employee member of the Board of Directors was paid an annual retainer fee of $10,800 in fiscal 1997 (prorated quarterly, for those directors serving a portion of the year) and was reimbursed for all out-of-pocket costs incurred in connection with their attendance at board meetings. Mr. Hall received an additional annual retainer fee of $2,700 for his service as Chairman of the Audit Committee. The Company also pays each non-employee Director $675 for each Board meeting attended, $450 for each committee meeting attended that is not held in conjunction with a Board meeting and $225 for each committee meeting attended that is held in conjunction with a Board meeting.

     In addition, each non-employee Board member will receive, over his or her continued period of Board service, a series of option grants under the 1995 Non-Employee Director Stock Option Plan (the "Director Plan"). Each individual who is first appointed or elected to serve as a non-employee Board member will automatically receive on the date of his or her initial election or appointment an option to purchase 10,000 shares of Common Stock, provided such individual has not previously been in the employ of the Company. Furthermore, each individual who continues to serve as a non-employee Board member will receive an option to purchase 6,000 shares of Common Stock at (i) the Annual Stockholders Meeting held in the calendar year in which occurs the third anniversary of the grant date of the initial automatic option grant, and (ii) every third Annual Stockholders Meeting following the Annual Meeting at which the non-employee Board member received his or her first 6,000-share option grant.
No options were granted to non-employee Board members in the 1997 fiscal year. Messrs. Budge, Cox, Hall and Peyser will each receive a 6,000-share option grant at the 1998 Annual Meeting of Stockholders, should such individuals continue to serve on the Board following such meeting. Each option granted under the Director Plan has an exercise price per share equal to the closing selling price per share of the Company's common stock on the grant date, as reported on the Nasdaq National Market, and the shares subject to each option will vest as follows: one-third immediately upon grant, an additional one-third upon the optionee's completion of one year of Board service measured from the grant date and the remaining one-third upon the optionee's completion of two years of Board service measured from the grant date.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of January 5, 1998 by (i) each person who is known to the Company to own beneficially more than 5% of the outstanding shares of the Common Stock of the Company, (ii) each director, (iii) each officer listed in the Summary Compensation Table and (iv) all directors and executive officers as a group. All shares are subject to the named person's sole voting and investment power except where otherwise indicated.


                                            Shares                 Percent
Name and Address of Beneficial Owner        Beneficially Owned     Of Class

TCI International Inc. Employee             555,604(1)             17.4%
Stock Ownership Plan
c/o Charles Schwab Trust Company, Trustee
1 Montgomery Street, 7th Floor.,
San Francisco, California  94104

John W. Ballard                             447,557(2)             14.0%
c/o TCI International, Inc.
222 Caspian Drive, Sunnyvale,
California  94089

Dimensional Fund Advisors Inc               174,920(3)              5.5%
1299 Ocean Ave., 11th Floor,
Santa Monica, Ca.  90401

E.M.T. Jones                                155,158(2)              4.8%
c/o TCI International, Inc.
222 Caspian Drive, Sunnyvale,
California  94089

Hamilton W. Budge(4)                         14,000                   *
Donald C. Cox(4)                             11,000                   *
Asaph H. Hall(4)                             18,500                   *
C. Alan Peyser(4)                            11,000                   *

John W. Ballard III(2)(4)                    66,257                  2.1%

Slobodan Tkalcevic(2)(4)                     53,808                  1.7%

All directors and executive
officers as a group
(8 persons) (1)(2)(4)                       777,280                 24.3%


(1)  Each of approximately 181 participants in the Company's
Employee Stock Ownership Plan has sole voting power over all shares allocated to his or her account. The Administrative
Committee for the Employee Stock Ownership Plan, which includes
Mr. John W. Ballard, an officer and director of the Company, has investment power over the assets of the Employee Stock Ownership Plan, subject to the terms and limitations of such Plan. The Charles Schwab Trust Company serves as trustee in accordance with the terms of the Employee Stock Ownership Plan.

(2)  Includes shares allocated under the Employee Stock Ownership
Plan to the participant's account through September 30, 1997. Such shares are included in the aggregate holdings of the Employee Stock Ownership Plan (see footnote (1)).

(3) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, has advised the Company that Dimensional is deemed to have beneficial ownership of 174,920 shares of Common Stock, all of which are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or DFA Group Trust, an investment vehicle for qualified employee benefit plans, both of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

(4) Includes shares subject to options which are currently exercisable or will become exercisable prior to March 31, 1998.

* Percentage of shares beneficially owned does not exceed 1% of the class so owned.



EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation
     The following table sets forth the compensation paid or accrued by the Company for the years ended September 30, 1997, 1996 and 1995 to the Chief Executive Officer, and the other executive officers of the Company whose salary and bonus for the fiscal year ended September 30, 1997 exceeded $100,000 (the "Named Officers").


Summary Compensation Table

                                                                       Long Term
                                         Annual Compensation           Compensation
                                     Fiscal                            Securities             All Other
Name and Principal Position          Year      Salary(2)    Bonus      Underlying             Compensation(3)
                                                                       Options/SARs (#)

John W. Ballard,  President and      1997      $174,671     $0             0                   $6,627
Chief Executive Officer of the       1996       153,271      0             0                    8,533
Company and TCI                      1995       153,171     30,000         0                    7,452

John W. Ballard III,
Vice President Finance of the        1997       147,610      0             0                    6,627
Company;
President BR Communications          1996       123,049     25,000         7,500                8,012
and General Manager TCI              1995       122,969     25,000        25,000                6,930

Slobodan Tkalcevic
Vice President of Advanced           1997       139,538     20,000          0                   6,627
Development of the Company           1996       110,530     20,000        15,000                6,306
                                     1995       105,300     25,000        25,000                5,907

Brendan Fitzgerald (1)
Vice President of Corporate          1997       122,740      0              0                   0
Development and President            1996         0          0              0                   0
Of TCI Wireless, Inc.                1995         0          0              0                   0


(1)     Resigned on August 31, 1997
(2) Salary amounts include amounts deferred under the Company's 401(k) Plan
(3) Represents the Company's contribution under the Company's ESOP and 401(k) Plan as follows:




                                            Section 401(k)          Employee Stock
                                     Plan/Profit Sharing Plan       Ownership Plans


                          1997       1996      1995              1997      1996        1995

John W. Ballard           $6,627    $5,766    $6,052             $ 0       $2,767      $1,400

John W. Ballard III        6,627     5,691     5,647               0        2,330       1,283

Slobodan Tkalcevic         6,627     5,210     4,854               0        1,096       1,053

Brendan Fitzgerald           0         0         0                 0          0           0


Stock Options
     The following table sets forth certain information concerning stock options granted in fiscal 1997 under the Company's 1981
Stock Option Plan to the Named Officers. Only one Named Officer received option grant in fiscal year 1997, and no stock appreciation rights ("SARs") were granted during such fiscal year to any Named Officer. The table also lists potential realizable values of such options on the basis of assumed annual compounded stock appreciation rates of 5% and 10% over the life of the options.



OPTION GRANTS IN LAST FISCAL YEAR

                                            Percent of                                   Potential Realizable Value at
                                            Total Options                                Assumed Annual Rates of
                     Number of Securities   Granted to     Exercise                      Stock Price Appreciation
                     Underlying Stock       Employees in   Price Per    Expiration       for Option Term (3)
Name                 Options Granted (1)    Fiscal 1996    Share(2)     Date                5%         10%

Brendan Fitzgerald   45,000                  82%           $6.75        11/5/06          $191,02    $484,099




(1)  The option was granted under the Company's 1981 Stock
Option Plan with an exercise price equal to 100% of the fair market value of the option shares on the November 5, 1996 grant date. The option has a maximum term of 10 years measured from such grant date, subject to earlier termination upon the optionee's cessation of employment with the Company. The option will become exercisable for the option shares in three equal and successive annual installments upon the optionee's continued period of employment with the Company measured from the grant date. The option will become immediately exercisable for all the option shares upon acquisition of substantially all the Company's outstanding stock or assets, unless the option is assumed by the acquiring entity.

(2) The exercise price may be paid in cash, in shares of Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. The Company may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares and the federal and state tax liability incurred in connection with the exercise. The Plan Administrator also has the authority to reprice outstanding options through the cancellation of those options and the grant of replacement options with a exercise price equal to the lower fair market value of the option shares on the regrant date.

(3) The potential realizable value is reported net of the option price, but before any income taxes associated with exercise. These amounts represent assumed annual compounded rates of appreciation at 5% and 10% only from the date of grant to the expiration of the option. There is no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the option term will be at the assumed 5% and 10% levels or at any other defined level.
Unless the market price of the Common Stock does in fact appreciate over the option term, no value will be realized from the option grants made to the named individual.



Option/SAR Exercises and Holdings
     The following table provides information with respect to the Named Officers concerning the exercise of stock options during the 1997 fiscal year and the unexercised options held by such individuals at the end of the 1997 fiscal year. No stock options or SARs were exercised during the 1997 fiscal year, nor were any SARs outstanding at the end of such fiscal year.



AGGREGATED OPTION/SAR EXERCISES IN THE LAST FISCAL YEAR AND
FY-END OPTION/SAR VALUE

                        Shares                   Number of Unexercised        Value of Unexercised In-the-
                        Acquired on   Value      Options/SARs at FY-End (#)   Money Options/SARs at FY-End (1)
Name                    Exercise (#)  Realized   Exercisable/Unexercisable    Exercisable/Unexercisable

John W. Ballard III     None          None       48,200/27,300                 $84,750/$44,625
Slobodan Tkalcevic      None          None       35,000/30,000                 $62,750/$39,125
Brendan Fitzgerald(2)   None          None           None                           None



(1)  Value based upon the closing selling price of the Company's
Common Stock on September 30, 1997 on the Nasdaq National
Market ($6.125 per share) less the exercise price payable per share.

(2) Mr. Fitzgerald was granted options to purchase 45,000 shares of the Company's Common Stock in fiscal 1997. These options were terminated upon Mr. Fitzgerald ceasing to be employed with the Company as of August 31, 1997.

Employment Contract and Change of Control Arrangements
     The Company does not presently have any employment contracts in effect with the Chief Executive Officer or its other executive officers. As indicated in footnote (1) to the table entitled "Option Grants in Last Fiscal Year," the shares subject to option grants made to date under the Company's 1981 Stock Option Plan will immediately vest upon an acquisition of the Company, unless the options are assumed by the acquiring entity.

Compensation Committee and Board of Directors Report on
Executive Compensation
     The Compensation Committee of the Board of Directors is composed entirely of independent, outside directors. The
Committee is responsible for reviewing and approving the compensation policies for all employees, including all officers, whose annual compensation is in excess of $100,000.

     The objective of the Compensation Committee is to establish a comprehensive program for the Company's executive officers which will (i) allow the Company to attract and retain the services of highly qualified individuals, (ii) tie executive compensation directly to the Company's business and performance objectives and (iii) reward outstanding individual performance that contributes to the Company's growth and long term success.

     In general, the compensation package for executive officers is comprised of three elements: (i) base salary which reflects individual performance and is designed primarily to be marginally competitive with salary levels of similarly sized companies both within and without the industry which compete with the Company for executive talent, (ii) annual variable performance awards payable in cash and tied to the achievement of performance targets and (iii) long term stock based incentive awards which create common interests for the executive officers and the Company's stockholders.

     The Compensation Committee annually evaluates the executive officers' base compensation and bonus eligibility compared with surveyed executive compensation for similar sized companies and divisions published by the American Electronics Association.
Eligibility for bonuses is generally based on a weighted evaluation taking into account the overall performance of the Company, the Compensation Committee's evaluation of each participant's contribution to such performance, and progress made towards the attainment of long term growth objectives. The Compensation
Committee meets with the Chief Executive Officer (the "CEO") to review his evaluation of the officers' performance and eligibility for bonuses, and then reconvenes without the CEO's presence to evaluate his performance. The Committee gives a report on its meeting to the full Board of Directors.

     For purposes of the stock price performance graph which appears latter in this Proxy Statement, the Company has selected the S&P Aerospace/Defense Index as the industry index. However, in selecting companies to survey for compensation purposes, the Compensation Committee considered many factors including geographic location, growth rate, annual revenue and profitability, and market capitalization. The Compensation Committee also considered companies outside the industry which may compete with the Company in recruiting executive talent. For this reason, there was no meaningful correlation between companies surveyed for compensation data and the companies included in the S&P
Aerospace Index.

     The base salary level for the Company's executive officers for fiscal 1997 ranged from the 35th to 99th percentile of the base salary paid by companies in the peer group survey taken into consideration for comparative compensation purposes. In December 1996, Messrs. John W. Ballard, John W. Ballard III and Slobodan
Tkalcevic received an increase of 14%, 20%, and 27%, respectively, over salary levels paid in fiscal 1996.

     For fiscal 1998, the base salary compensation payable to Messrs. John W. Ballard, John W. Ballard III and Slobodan Tkalcevic will remain at the same level as in fiscal 1997.

     For fiscal 1997, the Compensation Committee established a bonus pool to be distributed on a discretionary basis among executives and managers of the Company and its subsidiaries provided certain financial performance benchmarks were met. For fiscal 1997, no bonuses were paid to the Company's executive officers except the Compensation Committee recommended to the full Board of Directors that Slobodan Tkalcevic receive a bonus of $20,000 in recognition of his technical contributions to new product developments.

     For fiscal 1998, the Compensation Committee has again established a bonus pool to be distributed on a discretionary basis among executives and managers of the Company and its subsidiaries. The basis for distribution of this pool will be subjective, but is generally tied to the achievement of corporate and divisional goals as detailed in the Company's most recent strategic plan. More specifically, these goals relate to progress on new product introduction efforts and achievement of certain profitability and other financial milestones.

     Stock options are considered a component of the total compensation of officers. All stock option grants made under the 1981 Stock Option Plan to the Company's executive officers are authorized by the Board of Directors and are intended to align the interests of each officer-optionee with those of the stockholders and provide them with a significant incentive to manage the Company from the prospective of an owner with an equity interest in the success of the business. The size of the option grant made to each executive officer under the 1981 Plan is based upon that individual's current position with the Company, internal comparability with option grants made to other Company executives and the individual's potential for future responsibility and promotion over the option term. The Board of Directors also takes into account the existing equity holdings, whether in shares or in vested or unvested stock options, of the executive officer in determining the appropriate level of equity incentive to provide for each officer. However, the Board of Directors does not adhere to any specific guidelines as to the relative option holdings of the Company's executive officers.

     CEO Compensation. In setting the compensation payable to the Company's CEO, the Compensation Committee has sought to achieve two objectives: (i) establish a level of base salary competitive with that paid by companies within the industry which are of comparable size to the Company and by companies outside of the industry with which the Company competes for executive talent and (ii) make a significant percentage of the total compensation package contingent upon performance.

     The base salary established for the CEO on the basis of the foregoing criteria is intended to provide him with a level of stability and certainty each year. However, this element of compensation historically has been affected to some degree by the Company's profitability. In fiscal 1997, the CEO's salary component of compensation was at the 35th percentile of the base salary in effect for chief executive officers of the same peer group companies which were included in the survey reviewed by the Compensation
Committee for comparative compensation purposes. Because of the significant equity holdings the CEO currently has in the Company, no stock option grants have, to date, been made to the CEO under the Company's 1981 Stock Option Plan.

     Deduction Limit for Executive Compensation. Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly held corporations for compensation exceeding $1 million paid to certain executive officers. It is not expected that the compensation to be paid to the Company's executive officers for fiscal 1997 will exceed the $1 million limit per officer. Accordingly, the Compensation Committee has not at this time instituted any changes to its compensation policies to take into account the $1 million limitation.

The Compensation Committee          The Board of Directors

Hamilton W. Budge                   John W. Ballard
Asaph H. Hall                       John W. Ballard III
Donald C. Cox                       Hamilton H. Budge
                                    Donald C. Cox
                                    Asaph H. Hall
                                    E.M.T. Jones
                                    Alan C. Peyser
                                    Slobodan Tkalcevic


Performance Graph

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG COMPANY,
S&P 500 INDEX AND S&P AEROSPACE/DEFENSE INDEX

                                GRAPH ON FILE



     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings of the Company, including this Proxy Statement in whole or in part, the preceding Performance Graph and Report of Compensation
Committee and Board of Directors shall not be incorporated by reference into any such filings, nor shall such graph or report be incorporated by reference into any future filings.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER
PARTICIPATION

     No member of the Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries. However, two members of the Board of Directors, Messrs. Ballard and Jones, are executive officers of the Company. No executive officer of the Company serves as a member of the Board of Directors or Compensation Committee of any entity which has an executive officer serving as a member of the Company's Board of Directors or Compensation Committee.



SECTION 16 BENEFICIAL OWNERSHIP REPORTING
COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company' directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock. Officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely upon review of the copies of such reports furnished to the Company and written representation that no other reports were required, the Company believes that there was compliance for the fiscal year ended September 30, 1997 with all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial stockholders.



PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC
ACCOUNTANTS

     The Board of Directors of Registrant, at its meeting held on January 16, 1996, and upon the prior recommendation of its Audit
Committee, retained KPMG Peat Marwick LLP, independent public accountants, to replace the firm of Deloitte & Touche LLP as independent public accountants for Registrant, effective January 16, 1996.

     In connection with its audit for the year ended September 30, 1995 and in subsequent interim period preceding the engagement with KPMG Peat Marwick LLP, there have been no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Deloitte & Touche LLP, would have been referred to in their report.

     Deloitte & Touche LLP's report on the Registrant's financial statements for the year ended September 30, 1995 contained no adverse opinion or disclaimer of opinion nor was it qualified as to uncertainty, audit scope, or accounting principles.

     The firm of KPMG Peat Marwick LLP was selected to serve as independent public accountants for the Company for the fiscal year ending September 30, 1998. Although the selection of KPMG Peat Marwick LLP is not required to be submitted to a vote of the stockholders, the Board of Directors believes it appropriate as a matter of policy to request that the stockholders ratify the selection of the independent public accountants for fiscal 1998. In the event that stockholders fail to ratify the selection of KPMG Peat Marwick LLP, the Board of Directors would reconsider such selection.

     The Company anticipates that a representative of KPMG Peat
Marwick LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if such representative desires to do so.



STOCKHOLDER PROPOSALS

     Stockholders proposals intended to be considered at the 1999 Annual Meeting must be received by the Company no later than September 11, 1998. Proposals must be mailed to the Company's principal executive offices at 222 Caspian Drive, Sunnyvale, California 94089, Attention: John W. Ballard III. Such proposals may be included in next year's Proxy Statement if they comply with certain rules and regulations promulgated by the SEC.



OTHER MATTERS

     Management does not know of any matters to be presented at this Annual Meeting other than those set forth herein and in the Notice accompanying this Proxy Statement.

     It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. you are, therefore, urged to execute promptly and return the accompanying proxy in the envelope which has been enclosed for your convenience. Stockholders who are present at the meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.


BY ORDER OF THE BOARD OF DIRECTORS


/s/  John W. Ballard

John W. Ballard
President and Chief Executive Officer

January 9, 1998
Sunnyvale, California